Exhibit 99.1

                Report of Independent Accountants


To the Board of Directors of Commonwealth Gas Company:

We have reviewed the accompanying condensed balance sheet of Commonwealth Gas Company as of September 30, 1999 and the related condensed statements of income for the three and nine-month periods ended September 30, 1999 and condensed cash flows for the nine-month period ended September 30, 1999. We did not perform a review of the condensed statements of income for the three and nine-month periods ended September 30, 1998 and cash flows for the nine-month period ended September 30, 1998. These financial statements are the responsibility of management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for accounting and financial matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.


Hartford, Connecticut                      PricewaterhouseCoopers LLP
November 15, 1999